Exhibit 10.1

first AMENDMENT TO securities purchase AGREEMENT

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of June 13, 2024, by and between Asset Entities Inc., a Nevada corporation (the “Company”), and Ionic Ventures, LLC, a California limited liability company (the “Buyer”). Each of Company and Buyer are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Each Party desires to amend that certain Securities Purchase Agreement, dated as of May 24, 2024, between the Company and the Buyer (the “Purchase Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. General. This Amendment amends the Purchase Agreement. Except as expressly set forth in this Amendment, all terms and conditions of the Purchase Agreement shall remain in full force and effect.

2. Amendment. The Buyer and the Company hereby agree to amend Section 4(z) of the Purchase Agreement in its entirety to state as follows: “Reverse Stock Split Floor Period. If any of the Preferred Shares remain outstanding and the closing price of the Class B Common Stock is equal to or less than $0.0855 per share for a period of ten (10) consecutive Trading Days (the “Reverse Stock Split Floor Period”), then the Company shall promptly take all corporate action necessary to authorize a reverse stock split of the Class B Common Stock by a ratio equal to or greater than 300% of the quotient obtained by dividing $0.0855 by the lowest closing price of the Class B Common Stock during the Reverse Stock Split Floor Period, including, without limitation, calling a special meeting of stockholders to authorize such reverse stock split or obtaining by written consent of such reverse stock split, and voting the management shares of the Company in favor of such reverse stock split.”

3. Conditions to Effectiveness of Amendment. This Amendment shall become effective upon receipt by the Company and the Buyer of counterpart signatures to this Amendment duly executed and delivered by the Company and the Buyer.

4. No Implied Consent or Waiver. Except as expressly set forth in this Amendment, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Buyer or the Company under the Purchase Agreement, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Purchase Agreement, which shall continue in full force and effect. Nothing in this Amendment shall be construed to imply any willingness on the part of the Buyer or the Company to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Purchase Agreement.

5. Counterparts. This Amendment may be executed by the Parties in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

6. Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND TO BE PREPARED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first set forth above.

Asset Entities Inc.

By:	/s/ Arshia Sarkhani
Name:	Arshia Sarkhani
Title:	Chief Executive Officer

Ionic Ventures, LLC

By:	/s/ Brendan O’Neil
Name:	Brendan O’Neil
Title:	Manager, Authorized Signatory